For Immediate Release                      Media Contact:    Hannah Burns
                                                             212-526-4064
                                                             Stewart Prosser

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                           SIR CHRISTOPHER GENT JOINS
                       LEHMAN BROTHERS' BOARD OF DIRECTORS
                     -Chief Executive of Vodafone Group Plc.-

NEW YORK, July 10, 2003 - Lehman Brothers, the global investment bank, today announced the appointment of Sir Christopher Gent as a non-executive director to its Board of Directors. He will join the Board on September 1, 2003.

Sir Christopher is currently chief executive of Vodafone Group Plc., one of the world's largest mobile telecommunications companies, and will retire from the company and its Board of Directors on July 30, 2003.

In a career spanning 36 years, Sir Christopher has held senior positions with NatWest, Schroder Computer Services, and ICL. He joined Vodafone in August 1985 as managing director of Vodafone Limited and was appointed chief executive in January 1997, helping the company to become one of the largest in Europe and the largest in its industry worldwide. As a result of his leadership at Vodafone and his contributions to the telecommunications industry, he was knighted in June 2001.

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Commenting on his appointment, Richard S. Fuld, Jr., chairman and chief executive officer of Lehman Brothers, said, "I am delighted that Sir Christopher has joined Lehman Brothers' Board. His leadership at Vodafone was instrumental in driving the telecommunications industry forward and his energy and vision guided the company's rapid expansion. Sir Christopher's global business experience and perspective will be of tremendous value to the Board and to the Firm."

Sir Christopher joins the existing seven non-executive directors at the Firm.

Sir Christopher said, "I am so pleased to be joining the Board of Lehman Brothers and look forward to playing a part in expanding what is already a very successful franchise."


Lehman Brothers (ticker symbol NYSE:LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity and private client services. The Firm is headquartered in New York, London, and Tokyo and operates through a network of offices around the world. For further information about Lehman Brothers please visit our Web site at www.lehman.com.

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